Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-192604 and 333-01419 on Form S-8 of Dover Corporation of our report dated June 27, 2017 appearing in this Annual Report on Form 11-K of Dover Corporation Retirement Savings Plan for the year ended December 31, 2016.

/s/Crowe Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois
June 27, 2017